Exhibit 99.1

NEWS

ANADARKO ANNOUNCES SETTLEMENT WITH BP

HOUSTON, Oct. 17, 2011 – Anadarko Petroleum Corporation (NYSE: APC) today announced an agreement with BP to settle all of BP’s current and future claims against Anadarko associated with the Deepwater Horizon event.

Under the terms of the settlement agreement, Anadarko agrees to pay $4.0 billion to BP, and both parties have agreed to mutually release claims against each other. As part of this agreement, BP will release its claims against Anadarko for approximately $6.1 billion of outstanding invoices received to date, as well as to forego reimbursement for any future costs related to the event. In addition, BP will fully indemnify Anadarko for damage claims arising under the Oil Pollution Act, claims for natural resource damages and associated damage-assessment costs, and any claims arising under the relevant Joint Operating Agreement. Anadarko also will transfer its 25-percent interest in Mississippi Canyon block 252 (Macondo) to BP.

“This settlement agreement with BP is the right action for our stakeholders, as it removes significant uncertainty regarding future liabilities and associated risks,” Anadarko Chairman and CEO Jim Hackett said. “With this issue resolved, we believe focus will return to the tremendous value embedded in our asset base and the company’s operational and exploration success that have been under-valued during the last 18 months. Importantly, BP has committed to use the funds to pay the claims of individuals and entities affected by the Deepwater Horizon event.”

According to its public filings, BP has recorded a charge in excess of $40 billion for total estimated costs associated with the event. To date, BP has invoiced Anadarko an aggregate of $6.1 billion for what BP considers to be Anadarko’s 25-percent proportionate share of BP’s actual and near-term costs.

“The settlement amount, equivalent to approximately $5 per share after tax, eliminates all significant exposure to historical and future claims,” said Hackett. “Though the agreement does not provide indemnification against fines and penalties, punitive damages or certain other potential claims, we do not consider these items to represent a significant financial risk to Anadarko. This confidence stems from recent court decisions that released Anadarko from punitive damages and personal injury claims, combined with the findings of various investigations that have confirmed the company had no direct involvement in the drilling of the Macondo well.”

Anadarko will record a $4.0 billion liability associated with this settlement in its third-quarter 2011 financials. The company will remit the settlement amount to BP within 45 days and plans to fund the payment with a combination of cash on hand and drawing down funds from its $5.0 billion credit facility. Anadarko expects to receive in excess of $163 million of net proceeds from its insurance providers and plans to repay borrowings under its credit facility with a portion of the proceeds from a possible monetization of its Brazilian subsidiary. The company expects to open a data room for its Brazilian properties later this year, with anticipated closing of a sale in 2012, subject to the terms achieving the company’s desired value thresholds and regulatory approval.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2010, the company had approximately 2.42 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully monetize select assets, collect insurance proceeds, draw on its secured credit facility, reduce debt, defend itself against any remaining claims (including, but not limited to, fines, penalties and punitive damages) and BP’s ability to fulfill its indemnification obligations to Anadarko. See “Risk Factors” in the company’s 2010 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Clay Gaspar, clay.gaspar@anadarko.com, 832.636.2541

Wayne Rodrigs, wayne.rodrigs@anadarko.com, 832.636.2305